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                                                                   Exhibit 20(a)

                                     [LOGO]

                     Security Capital Research & Management

                                  Incorporated

                             PROXY VOTING GUIDELINES

                                    June 2003

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                                     [LOGO]

                     SECURITY CAPITAL RESEARCH & MANAGEMENT

                                  Incorporated

                             Proxy Voting Guidelines

I.   Summary

Publicly traded corporations call upon owners of common stock to vote on a broad range of corporate policies and decisions, from electing directors for their boards to approving auditor appointments. Company management proposes the majority of these policies. Increasingly, however, shareholder proposals are being included on the ballot. Together, these management and shareholder proposals provide owners of public companies with opportunities to influence the decisions and direction of such companies.

Items to be voted on appear in the company's management proxy circular. This is a document mailed to every shareholder prior to the company's annual meeting ("Annual Meeting"), setting out time and place for the meeting and providing a financial, operational, and strategic report. Generally investors don't attend the meeting but vote on these issues by `proxy' (hence the term - "proxy voting").

Security Capital Research & Management Incorporated ("SC-R&M") has the responsibility, as a fiduciary, for voting proxies on behalf of those of our clients that have provided us with discretionary authority and have not otherwise reserved the right to vote their own proxies.

Proxy voting issues are divided into two broad catergories: corporate governance and corporate social responsibility. SC-R&M's general belief is that a company's directors are in the strongest position to determine what is in the best long term interests of the company and its shareholders. SC-R&M has determined that to the extent that it believes a company's directors are not fulfilling this requirement SC-R&M generally will seek to change directors or dispose of the company's stock.

SC-R&M does not place our interests above our clients' and will cast client proxy votes consistent with our clients' best interests. To this end, SC-R&M has formulated a pre-determined proxy voting policy. Pursuant to this policy SC-R&M votes proxies in support of the statements and principles that follow under each general heading provided below unless a reason for deviating from such statements and principles is prepared, in writing, and maintained by SC-R&M for a period of not less than five years. These proxy voting guidelines ("Guidelines") were designed with the ultimate goal of (i) furthering the interest of our clients while at the same time limiting the potential for conflicts between clients' and SC-R&M's interests and reducing SC-R&M's discretion, and (ii) reflecting SC-R&M's intentions regarding the voting of proxies.

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In the event that a material conflict between the interests of SC-R&M and the interests of a client or clients is identified, SC-R&M has added another layer beyond the pre-determined proxy voting policy to further protect the interest of our clients. When a material conflict of interest has been identified, whether that be because of any material business, personal or familiar relationship with senior personnel at a company in question or a material arrangement with any such company, SC-R&M will refrain from casting the proxy vote at issue and refer the matter to a third party (outside service provider) ("Outside Reviewer") to review the proxies. The Outside Reviewer will make a proxy vote recommendation to SC-R&M in accordance with the Guidelines and in the best interest of the client(s). While it is anticipated that SC-R&M will follow the Outside Reviewers recommendation, SC-R&M retains the ultimate power to vote client proxies, and may do so against the recommendation of the Outside Reviewer. The reasons for any such determination by SC-R&M would be documented in writing.

A.   Operational Matters

All proxies received by SC-R&M are immediately forwarded to the Financial Operations Department. The Financial Operations Department logs in each proxy and delivers it to the security analyst that follows the particular security. Utilizing the procedures set forth herein the securities analyst studies the proxy and makes his/her recommendations on the proxy vote items to the portfolio strategist. Unless a material conflict exists, as described below, the portfolio strategist will vote the proxy and return it to the Financial Operations Department for logging, inputting and retention of records. The Financial Operations Department also will maintain records of any written materials (i) produced by the portfolio strategists with respect to any proxies, (ii) relating to discussions regarding potential material conflicts and (iii) produced in conjunction with a decision to vote in a manner contrary to this proxy voting policy.

B.   Corporate Governance

Corporate governance is the system by which corporations are directed and controlled. The corporate governance structure specifies the rights and responsibilities that are held by each of the different participants in the corporation: board, managers, shareholders, and other stakeholders. Corporate governance also provides the structure for setting corporate objectives, establishing the means of attaining those objectives and monitoring performance. SC-R&M believes that corporate governance should take into account the rights of all equity holders and strive to create long term wealth and financially-sound enterprises.

     1.   Director Independence

     Management is responsible for the day-to-day operations of the company and is ultimately responsible to the board of directors. The board, in turn, is responsible for overseeing management performance. The board of directors is accountable to shareholders. In order to fulfill its responsibilities, the board must be independent of management and represent all shareholders. Directors are not able

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     to perform this role creditably if they depend on the corporation for any material benefit or consideration aside from independent directors' compensation for serving on the board.

     2.   Auditor Independence

     The principle information SC-R&M has to evaluate company performance and financial condition is the company's financial statement. SC-R&M analysts must be confident they can rely on the information included therein. External auditors should have no material relationship with the company other than the performance of the audit. Fees paid to auditors for non-audit services should be disclosed. The percentage of fees paid to auditors for non-audit services should be capped.

     3.   Board Evaluations

     Directors should be knowledgeable and receive training, where appropriate, to increase their effectiveness. Directors must be able to devote sufficient time and energy to the corporation. The board should be of a size that allows for a diversity of opinion and expertise. Performance evaluations should be conducted on a regular basis and disclosed to shareholders.

     4.   Director Compensation

     Compensation packages for directors should be linked to performance evaluations and disclosed to shareholders. While stock awards may be one component of compensation packages because they can help align director and shareholder interests, they should not dominate. Share price performance often has little to do with how directors are performing and can distort incentive. Generally stock options should not be granted to directors because of their potential to transfer significant amounts of wealth to directors and, for the uninformed or naive investor, may create the illusion that they do not impose a cost to the company. In order to encourage a long term perspective, directors should be required to own stock in the company after one year of service and own a multiple of the most recent stock award after a five year period. Retirement packages are not appropriate for directors because these increase reliance on the corporation and may compromise director independence.

     5.   Executive Compensation

     Executive compensation plans should be tied to objective company performance parameters. Stock awards and stock options should be only one component of compensation packages. A formula for designing and administering stock option

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     plans should be approved by shareholders. Stock option plans should be expensed. Compensation arrangements should be disclosed to shareholders in the proxy circular and include the rationale for salary levels, incentive payments and bonuses and stock options to executive.

     6.   Takeovers

     While corporate takeovers may sometimes pay a premium to shareholders, they also can be accompanied by efforts to depress the price of a stock. Measures taken to protect companies from hostile takeovers often protect directors and managers, to the detriment of shareholders' interest. Takeover defenses in the form of leveraged buyouts, going private transactions, and greenmail generally should be resisted.

II.  General Principles

A.   Proxy Voting Authority

In general, where SC-R&M has been provided discretionary authority by its clients, it retains the right to vote proxies and regards the proxies we hold on behalf of our clients as significant corporate assets. As described in Section II, the analyst that follows the company in question will analyze the proxy issues, and the portfolio strategist executes our votes, all in accordance with our proxy voting guidelines. As noted above, SC-R&M votes proxies in support of the statements and principles that follow unless a reason for deviating from such statements and principles is prepared, in writing, and maintained by SC-R&M for a period of not less than five years.

B.   Limitations on Proxy Voting

All proxies are voted for both United States and Canadian securities. SC-R&M cannot guarantee the ability to vote shares of companies domiciled outside of the United States and Canada at all times.

The main reason for this is that in many countries proxy voting can be complicated and onerous. Certain countries have no procedures for mailing in proxy votes, thereby requiring shareholders to attend the meeting in person in order to exercise their vote. Many countries also allow companies to engage in `share-blocking' whereby trading company stock within a given period of time on or around a meeting date is prohibited.

C.   Guideline Application

SC-R&M's proxy voting guidelines are designed to be responsive to the wide range of issues that can be raised in proxy situations. Because we cannot anticipate every proxy

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item that may be raised, ethical principles are set forth to cover proxy items not specifically addressed.

D.   Material Conflicts

Before voting any proxy SC-R&M will determine whether any material conflict of interest (whether based on business, personal, familiar or financial relationship or interest) exists. Any issues regarding potential material conflicts will be raised with SC-R&M's General Counsel. In the event that a material conflict between the interests of SC-R&M and the interests of a client or clients is identified, SC-R&M has added another layer beyond the pre-determined proxy voting policy to further protect the interest of our clients. When a material conflict of interest has been identified, whether that be because of any material business, personal or familiar relationship with senior personnel at a company in question or a material arrangement with any such company, SC-R&M will refrain from casting the proxy vote at issue and refer the matter to the Outside Reviewer to review the proxies. The Outside Reviewer will make a proxy vote recommendation to SC-R&M in accordance with the Guidelines and in the best interest of the client(s). While it is anticipated that SC-R&M will follow the Outside Reviewers recommendation, SC-R&M retains the ultimate power to vote client proxies, and may do so against the recommendation of the Outside Reviewer. Records of any documents relating to analysis of any potential material conflicts and any votes by the Outside Reviewer (including any materials relating to a determination by SC-R&M not to vote in the manner recommended by the Outside Reviewer) will be maintained by the Financial Operations Department.

E.   Proxy Voting Disclosure

Clients desiring to obtain information about SC-R&M's voting can contact David Novick directly at 312-345-5891.

III. Corporate Governance Issues

A.   Board of Directors - Overview

Corporate governance is the system by which corporations are directed and controlled. The corporate governance structure specifies the rights and responsibilities that are held by each of the different participants in the corporation: the board, managers, shareholders, and other stakeholders. Corporate governance also provides the structure for setting corporate objectives, establishing the means of attaining those objectives, and monitoring performance. SC-R&M believes that corporate governance should take into account the rights of all equity holders and strive to create long term wealth and financially-sound enterprises.

Corporate governance issues include such items as election of directors, director and committee independence, appointment of auditors, compensation, and takeover bids. While companies are responsible for the majority of corporate governance issues

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appearing in the proxy circular, the number of shareholder proposals related to governance matters is increasing rapidly.

Directors should have a clear set of duties: to set and monitor overall company strategy and direction; to select, compensate, monitor, and evaluate the Chief Executive Officer ("CEO"); to protect the long term assets of the shareholders; and to ensure the integrity and clarity of the company's reporting to shareholders. SC-R&M believes that a company's directors are in the strongest position to determine what is in the best long term interests of the company and its shareholders. Therefore, subject to the general principles set forth herein, SC-R&M generally will vote in favor of board recommendations.

B.   Board of Directors - Specific Practices

     1.   Independence

     Management is responsible for the day-to-day operations of the company. The board of directors, in turn, is responsible for overseeing management performance. The board of directors is ultimately accountable to the shareholders, the owners of the corporation. In order to fulfill its responsibilities, the board must be independent of management and represent all shareholders. SC-R&M believes that directors are not able to perform this role credibly if they depend on the corporation for any material benefit or consideration aside from independent directors' compensation for serving on the board.

     SC-R&M, in general, believes that a director is independent if his or her relationship is the only non-trivial professional, familial or financial connection to the corporation. SC-R&M does not consider a director independent if he or she: (i) is, or in the past five years has been, employed by the corporation or an affiliate in an executive capacity; (ii) is, or in the past five years has been, an employee or owner of a firm that is one of the corporation's or its affiliate's paid advisers or consultants; (iii) is, or in the past has been, employed by a significant customer or supplier; (iv) has, or in the past five years has had, a personal services contract with the corporation, any of its executive officers or any affiliate of the corporation; or (v) is, or in the past five years has been, part of an interlocking directorate in which an executive officer of the corporation serves on the board of another corporation that employs the director.

     SC-R&M supports proposals to require annual disclosure of whether or not directors meet each of the criteria for independence listed above.

     SC-R&M generally supports proposals to make at least two-thirds of the directors independent.

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     2. Separation of the Chairperson of the Board and CEO

     The independent directors or nominating committee should determine whether or not the chairperson of the board of directors should be independent of management.

     SC-R&M generally will follow the nominating committee's or director's recommendation regarding separation of the chairperson of the board of directors and CEO.

     3.   Independent Nominating Committee

     Boards generally should have a nominating committee to identify, recruit and nominate new directors. The nominating committee's mandate should be clearly described in terms of authority to act for the board of directors or to make recommendations.

     The nominating committee should function independently of management and should be composed entirely of independent directors as defined in Section III.B.1 above.

     SC-R&M supports proposals to create nominating committees made up entirely of independent directors. SC-R&M votes against directors who are not independent and who sit on the nominating committee.

     4.   Independent Audit Committee

     Boards should have an audit committee responsible for the annual external corporate audit. All members of the audit committee should be independent directors as defined in Section III.B.1 above. As with the nominating committee, the mandate of this committee should be clearly described, and should include the retention and remuneration of an outside auditor.

     SC-R&M supports proposals to create audit committees in which all members are independent. SC-R&M votes against directors who are not independent of management and who sit on the audit committee.

          a.   Independence of Auditors
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          Auditor independence is vital to shareholders. A company's financial statement is the principle information SC-R&M has to evaluate company performance and financial condition. SC-R&M must be confidant that it can rely on this information and that the auditors who produced the information are free from conflicts of interest.

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          In many cases, companies hire external auditors as consultants to provide other services. Some auditing firms use auditing services as loss-leaders and give their auditors commissions for selling consulting and other services to clients. SC-R&M feels that these practices may compromise auditor independence.

          SC-R&M supports proposals to ensure that external auditors have no material relationship with the company other than the performance of the annual audit, except in cases where a company's location, the nature of its business, or some other factor severely limits the number of accounting firms it can work with.

          SC-R&M supports proposals requiring disclosure of fees paid to external auditors for non-audit consulting services, as well as fees paid to subsidiaries and other enterprises in which the auditing firm holds a substantial interest.

          SC-R&M supports proposals calling for an appropriate cap on the percentage of fees paid to auditors for non-audit consulting services.

          Auditor rotation of both personal and firms is an area of corporate governance reform under discussion in the wake of a number of recent accounting scandals.

          SC-R&M supports proposals for partner rotation within auditing firms every five years or more. Partner rotation has the benefit of ensuring that a different auditor is reviewing financial statements, even if that person is from the same firm.

          SC-R&M generally does not support proposals for auditing firm rotation.

     5.   Compensation Committee

     Boards should have a compensation committee. All members of the compensation committee should be independent directors as defined in
     Section III.B.1 above. The mandate of this committee should be clearly described.

     SC-R&M supports proposals to require that a board of directors create a compensation committee in which all members are independent directors.

     SC-R&M votes against directors who are not independent and who sit on the compensation committee.

     SC-R&M supports proposals to provide directors who sit on a compensation committee, or serve in that function, with training in executive compensation.

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     6.   Independent Governance Committee

     Boards should have a corporate governance committee responsible for oversight of the governance of the corporation. The committee should function independently and at least a majority of its members should be independent as defined in Section III.B.1 above.

     SC-R&M supports proposals to create an independent corporate governance committee.

     7.   Voting for Directors

     In general, SC-R&M will vote for directors nominated by management unless the long term performance of the corporation or a particular director has been unsatisfactory. A non-exhaustive list of reasons for SC-R&M to vote against nominees' includes:

     . the board of directors has consistently not responded to shareholder proposals approved by a majority vote;

     . the board of directors consistently acts in the interests of a group of shareholders, rather than in the interests of all shareholders;

     . an individual director has a conflict of interest, a conviction for financial, corporate, or securities crimes, or a history of serious misconduct, regulatory sanctions, or ethical violations relating to corporate responsibilities;

     . an individual director's record of attendance at meetings is deemed unacceptable;

     .    the director's education and/or experience is unacceptable;

     . there is evidence that directors have purposely misstated or concealed the financial condition of the company;

     .    the board of directors has demonstrated a lack of duty of care; or

     . the board of directors has refused to provide information shareholders have appropriately requested.

C.   Board Effectiveness

     1.   Training

     Directors should be knowledgeable in areas such as finance and accounting, executive compensation, and management. The role of serving as a director has become more complex and the field of corporate governance is continuing to expand to include areas where directors often have little training, such
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     and environmental assessment of corporate operations. Even knowledgeable directors may find that they need additional training in order to guide the company effectively.

     SC-R&M supports proposals or other efforts by boards to improve their performance and the training available to directors.

     SC-R&M supports proposals to nominate directors to compensation, audit, environment, and health and safety committees who have received appropriate training and who have requisite qualifications.

     2.   Devotion of Time and Energy

     Candidates for director must be able to devote a sufficient amount of time and energy to the board to oversee the corporation effectively and represent shareholders' interests. Although attendance at board meetings is not the sole determinant of a director's performance, poor attendance makes it difficult for a director to fulfill his/her responsibilities to the board. Boards customarily schedule meetings at least a year in advance. Those who agree to be nominated for director should be prepared to attend the board's meetings.

     SC-R&M votes against directors if it determines that the director's attendance at the board's meetings, including committee meetings, is unacceptable, unless extenuating circumstances exist.

     SC-R&M supports proposals to require companies to disclose directors' attendance.

     SC-R&M supports reasonable proposals to limit the number of boards a director may serve on.

     3.   Board Diversity

     As the overseer of management and the agent of the shareholders, the board of directors should have a diverse set of skills and experience, thereby ensuring that a variety of viewpoints are heard and factored into corporate decision-making.

     SC-R&M votes against proposals to set quotas to establish a diverse board. Quotas tend to focus attention on a nominee's ascribed characteristics, rather than his/her qualifications. In addition, quotas often become the maximum rather than the minimum number of people from under-represented groups serving on a board.

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     4.   Board Size

     The number of directors on a board of directors is a factor in the board's effectiveness. A board needs enough directors to maintain diversity in opinion and expertise, but not so many that the board becomes unwieldy, or that individual directors lose the opportunity to be heard or their sense of responsibility and accountability is diminished. In general, an appropriate board size is between three and 15 directors, though this will vary with the size and nature of the corporation.

     Fixing the number of directors on a board prevents management from changing the number in order to maintain or enhance its control of the board.

     Proposals to increase or decrease the number of directors will be considered on a case-by-case basis with particular attention being given to the reasons for the change and the consequences for the long term health of the corporation.

     SC-R&M supports proposals to set minimum and/or maximum number of directors or fix the number of directors on a board. The number of directors to be set will be considered on a case-by-case basis.

     5.   Indemnification of Directors

     Directors are indemnified when the company pays the expenses of directors who become involved in litigation as a result of their actions as directors. This is different from director liability, since the director may still be liable for their actions as a result of such litigation. The determination of a director's liability resulting from a breach of the duty of care, including acts or omissions that constitute gross negligence, willful neglect, or fraud, is a matter that should be decided by courts.

     SC-R&M supports proposals to indemnify directors (1) when the company makes a persuasive argument that it is necessary to attract and retain directors,
     (2) for actions undertaken in good faith and with a well-founded belief that the actions are lawful, and (3) when litigation is unwarranted.

     SC-R&M votes against proposals to indemnify directors when doing so would insulate directors from the consequence of actions they have already taken.

     6.   Performance Evaluations

     Boards of directors should evaluate their own performance, as a board, as committees, and as individual directors. This presents potential conflicts of interest. In order to evaluate themselves effectively, SC-R&M believes that

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     boards should adopt a written statement of governance principles as guidelines for their own conduct and revise this statement as needed. Boards also should establish performance criteria for themselves and their committees, collectively and as individuals, and periodically review their performance against those criteria.

     It is the responsibility of the chairperson of the board to ensure that evaluations are conducted on a regular basis. A summary of the board's collective evaluations should be included with disclosure of directors' compensation in the annual proxy circular.

     SC-R&M supports proposals to institute and develop performance evaluations for boards of directors, and to include collective evaluations in the annual proxy circular.

     7.   Stock Ownership

     Stock ownership helps align director and shareholder interests. Stock ownership, in the form of director securities but not stock options, should be one component of director compensation. Directors should be required to own stock in the company.

     SC-R&M supports proposals to require directors to own stock in the company after one year of service.

     SC-R&M supports proposals to require directors to own a multiple of the most recent stock award over a five year period to encourage a long term perspective. The magnitude of this multiple will be decided on a case-by-case basis.

     SC-R&M generally votes against directors who do not continue to own stock in the company.

D.   Shareholder Democracy

Shareholder democracy is the form of corporate governance whereby power is held by the shareholders and is exercised by them either directly or by means of elected representatives.

     1.   Annual Election of Directors

     SC-R&M generally supports proposals to institute annual elections of directors.

     2.   Classified /Staggered Boards

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     On a classified (or `staggered') board, directors are elected for a term longer than one year and the terms are staggered so that only a portion of the directors come up for election each year. In most cases, directors of classified boards are elected for a term of three years.

     SC-R&M will assess votes on proposals to repeal classified boards and elect directors annually on a case-by-case basis.

     SC-R&M will assess votes on proposals to classify a board on a case-by-case basis.

     3.   Contested Elections

     Management usually presents nominees for directors as a slate.

     SC-R&M supports proposals calling for individual votes for each nominee where this option does not exist.

     In deciding how to vote in contested elections, SC-R&M will assess how the change in corporation policy advocated by opposing candidates will affect the corporation. Alternative slates of directors will be given consideration when the corporation's long term performance has been inferior to its peers, there are reasonable doubts that the current board can improve the situation, and the opposing director nominees have the qualifications and a business plan to improve corporate performance.

     4.   Cumulative Voting

     Cumulative voting is a method of voting for directors that enables shareholders to multiply the number of shares held by the number of directors to be voted on and to cast the total for any single director of group or directors.

     SC-R&M generally does not support proposals that call for the implementation of cumulative voting.

     SC-R&M will in general vote in favor of proposals to eliminate cumulative voting.

     5.   Term Limits for Directors

     In general, SC-R&M does not favor term limits. Instead, SC-R&M supports the annual election of directors and clear processes for evaluation of board performance. SC-R&M believes these are superior methods for ensuring that directors are carrying out their responsibilities effectively. SC-R&M does believe there may be instances in which term limits are in the best long term interests of shareholders.

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     SC-R&M will assess votes on term limits on a case-by-case basis.

     SC-R&M supports shareholder resolutions calling for term limits when the board has failed to implement annual elections of directors and/or other policies and procedures for assuring effective board performance.

     6. Unequal Voting Shares and Dual Classes of Stock

     Common stock traditionally carries one vote per share. Dual class stock structures with subordinate or unequal voting shares contain a class of common stock with inferior voting rights or no voting rights. This stock usually pays a higher dividend and can be transferred more easily than shares with full voting rights, making them attractive to some investors. SC-R&M generally believes the determination on forms of stock to be used should be left to management. SC-R&M in general will vote in the manner suggested by management with respect to the creation or issuance of shares that do not have full voting rights.

     7.   Preferred Share Issues

     Blank check preferred shares give the directors broad discretion to determine the voting, dividend, conversion, and other rights of these shares. These shares carry a fixed dividend and are better secured by company assets than common shares.

     SC-R&M supports the authorization of additional shares for sound business reasons.

     SC-R&M in general will vote in the manner suggested by management regarding authorization of blank check preferred stock.

     8.   Dividends and Share Buybacks

     SC-R&M believes that decisions regarding the payment, and potential increases, of dividends as well as share buybacks is best left to the directors. When stock market values are high, share buybacks provide less benefit to shareholders and tend to inflate the value of stock options making executive compensation more expensive to the company. Share buybacks also can contribute to share price volatility.

     SC-R&M will evaluate dividend declaration on a case-by-case basis.

     SC-R&M will evaluate share buybacks on a case-by-case basis.

     9.   Supermajority Approval of Transactions

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     Supermajority approvals require the vote of more than a simple majority to approve a decision or transaction. SC-R&M believes supermajority requirements can have a legitimate purpose, but also are subject to misuse.

     SC-R&M votes to support or oppose supermajority requirements on a case-by-case basis.

     10.  Linked Proposals

     Linked proposals combine two issues into a single proposal, which is presented to shareholders for a yes or no vote. These proposals often combine an issue shareholders are likely to support, such as payment of a dividend, with one they are unlikely to support.

     SC-R&M votes against linked proposals, unless both issues in the proposals are likely to benefit shareholders and the long term health of the corporation.

     SC-R&M supports proposals to prohibit the use of linked proposals.

     11.  Shareholder-called Meetings

     Shareholders have a fundamental right to call special meetings. This right should not be eliminated or abridged without the approval of the shareholders.

     SC-R&M votes against proposals to limit or deny shareholder' rights to call special meetings.

     12.  Shareholders' Meetings

     Participation in shareholder meetings is a basic right of shareholders. Shareholder convenience should be considered in determining when and where to hold annual meetings. SC-R&M believes that purely electronic meetings inhibit shareholder participation, and are not an adequate substitute for meetings in which shareholders are physically present.

     SC-R&M votes against proposals to hold shareholders' meeting entirely by electronic means.

E.   Director Compensation

Salary and non-salary compensation for directors and executives is one of the most sensitive and visible corporate governance issues because directors are in the awkward position of having to establish their own compensation.

     1. Director Compensation and Evaluations of Effectiveness

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     Directors' compensation packages should be explicitly linked to board and director performance evaluations.

     SC-R&M supports compensation packages that are tied to evaluations.

     SC-R&M votes against compensation packages that appear to reward poor performance or provide greater compensation than corporate performance warrants.

     2.   Director Compensation Disclosure

     Director compensation should be fully disclosed and explained to shareholders in the company's annual proxy circular.

     SC-R&M supports proposals to disclose compensation packages.

     3. Director Compensation through Stock Ownership

     Many compensation packages include stock ownership for directors. In principle, stock ownership aligns directors interests with the interests of shareholder. In practice, stock ownership may reward directors for the performance of the market as a whole, or sector performance, rather than the performance of the company.

     SC-R&M believes that stock price performance and stock ownership should be one component of director evaluations and compensation packages, but should not be the dominant factor in determining director compensation. SC-R&M supports compensation consistent with this belief.

     4.   Director Stock Options

     Stock option plans tend to be the focus of shareholder concern, because these plans have the potential to transfer wealth to directors and executives. Also, accounting treatments of stock options plans may, for the uninformed or naive investor, create the illusion that the options do not impose a cost to the company.

     SC-R&M prefers that directors not be granted stock options but realizes that there may be cases where providing stock options to directors may be best for shareholders.

     In all cases, director compensation must be structured in a way that will preserve the independence of the board of directors and promote the long term interests of shareholders and the corporation.

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     SC-R&M votes against granting stock options to directors, except in cases where SC-R&M determines that providing stock options may be best for shareholders. Approval of directors' stock options will be subject to review for the same limitations concerning dilution and repricing as executive stock options plans.

     5.   Retirement Benefits for Directors

     In general, SC-R&M believes that retirement benefits are not appropriate for directors, because they increase reliance on the corporation and may compromise director independence.

     SC-R&M votes against proposals to provide retirement plans for directors.

F.   Executive Compensation

     1.   Compensation Levels

     Executive compensation is another focus of shareholder concern.

     SC-R&M supports executive compensation plans tied to objective parameters of company performance, such as earnings, return on capital, returns to shareholders, and other relevant measures. If stock prices are used as a parameter, they should be compared to the value of stock in the industry as a whole. Absolute gain or decline in value also may be taken into account.

     2.   Stock Option Plans

     Stock awards and stock options should be one component of compensation packages. Stock option plans should tie together management and shareholders' interests and not provide excessive compensation to executives.

     SC-R&M supports proposals to require boards to submit a formula for designing and administering stock option plans to shareholders for approval.

          a)  Price and Expiration

          Stock options should be used at the fair market price of the stock at the time of issuance, and should have a definitive expiration date.

          SC-R&M generally will vote against `evergreen' plans that have no expiration date.

          SC-R&M generally will vote against discounted options that offer the stock at a price below market rates.

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          b)  Dilution

          Stock option plans dilute the earnings and voting strength of shares not in the plan. The level of acceptable dilution is relative to the size of the company.

          SC-R&M will evaluate stock option plans on a case-by-case basis but in general votes against plans in which the total dilution is more than 10% [to be confirmed with Mike O'Malley].

          c)  Burn Rate

          The burn rate is the number of options granted in one year. In most cases this rate should be less than 2% of the company's outstanding shares.

          SC-R&M, in general, votes against plans with a burn rate in excess of 2%.

          d)  Re-pricing

          When the market price of a stock is lower than the price offered in the stock option (i.e., the option is `under-water') companies sometimes seek to re-price the stock option to match the lower market price, or withdraw the option and re-issue it at the lower rate at a later time. These practices separate shareholders' and option holders' interests since shareholders cannot re-price their shares.

          SC-R&M votes against re-pricing stock options, or the re-issue of underwater options.

          SC-R&M votes against stock option plans that leave open the possibility of re-pricing or re-issuing options.

          e)  Vesting

          Stock options should have a minimum holding period before they can be exercised. Vesting may accelerate if there is a change of ownership of the company of more than 50% of the stock.

          SC-R&M generally votes against stock option plans and plans that are 100% vested when granted.

          SC-R&M votes for stock option plans that vest upon passage of time as specific performance targets are met where such time and targets are deemed by SC-R&M to be appropriate.

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          f)  Reloading

          A reload grant gives the recipient additional stock options to replace the options that have already been exercised. Reloading options make it possible for the recipient to lock in increases in stock price with no attendant risk, a benefit not available to other shareholders.

          SC-R&M votes against reloading options unless:

              .  strict limits are placed on the frequency of reloading;

              . reloading is limited to times when the market price of the stock has increased by a specific amount; and

              . resale of the shares for which the options were reloaded are prohibited.

          g)  Concentration of Stock Options

          SC-R&M generally will vote in accordance with a company's recommendations regarding concentration of stock options. This includes a grant of `super options' with more restrictive vesting and performance provisions.

          h)  Company Loans for Stock Purchases

          SC-R&M votes against plans that provide for lending to employees to allow stock purchases. This practice may leave the company with uncollectable debt and inhibit the termination of employees who have outstanding loans with the company.

          i)  Change in Control Provisions

          SC-R&M votes against stock option plans with change-in-control provisions if they allow option holders to receive more for their options than shareholders receive for their shares.

          SC-R&M generally votes against provisions that are developed in the midst of a takeover fight.

          SC-R&M generally votes against change-in-control options granted to directors.

          j)  Other Kinds of Stock Awards

          Alternatives to stock options include stock appreciation rights, phantom stock, and restricted stock plans. Restricted stock plans award shares directly to recipients after a vesting period, effectively rewarding recipients

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          for their tenure rather than their performance. Stock appreciation rights give recipients the difference between the exercise price and the market price of the stock on the date of exercise. Stock appreciation rights do not involve the actual purchase or sale of stock. Phantom stock also awards recipients bonuses for increases in the value of stock without owning any stock. While neither kind of award cause dilution and may discourage insider trading, they do not encourage recipients to own stock in the company.

          SC-R&M supports alternatives to stock options if the awards are based on the executive's performance, but votes against them otherwise.

          SC-R&M may make exceptions, if management can demonstrate that doing so is in the best long term interests of the shareholders and the corporation.

          k)  Stock Options Expensing

          SC-R&M supports proposals to include the value of stock options in a company's statements of earnings.

     3.   Golden Parachutes

     Golden parachutes are severance arrangements for executives and directors contingent upon a change in control of a company. Golden parachutes are intended to ease managers' and directors' fears about losing their jobs in the event of a successful takeover, and thus help them make decisions in the best interests of the company in those circumstances.

     SC-R&M votes against golden parachutes, except in those cases where SC-R&M believes that management has demonstrated that the arrangements are in the shareholders long term interest and do not create a conflict of interest for the recipients, and that the amounts involved are reasonable compared to similar benefits for all employees of the company.

     SC-R&M votes against a golden parachute that is not contingent on a change in the ownership of more than 50% of the company.

     4. Shareholder Approval Executive Severance

     SC-R&M supports proposals to require severance packages for executives and directors to be approved by shareholders.

     5.   Bonuses

     SC-R&M believes it is appropriate for executives to be awarded bonuses when they exceed their performance goals or standards.

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     SC-R&M generally will vote in accordance with company guidance regarding bonuses and compensation plans.

     SC-R&M supports bonuses and compensation plans that reward those executives whose performance has been above average or excellent based on company-established goals.

     6.   Disclosure of Executive Compensation

     In order to vote wisely on compensation issues, shareholders must understand the company's executive compensation plan and philosophy. In addition to required disclosures of executive compensation, companies should describe its executive compensation plans clearly in the proxy circular, including the rationale for salary levels, incentive payments and bonuses, and stock options to executives.

     SC-R&M supports proposals to require companies to disclose and fully explain its executive compensation to shareholders.

G.   Takeovers

In some cases, the potential acquiring entity in a takeover situation makes a direct offer to the board of directors. Boards may approve of the offer, complete a friendly transaction, and present the takeover bid to shareholders. If the board does not approve the offer, the acquirer can make a tender offer for company shares directly to the targeted corporations shareholders, in a hostile takeover attempt.

     1.   Poison Pills

     Poison pills often involve issuing stock purchase rights. These rights are usually not exercisable unless a hostile takeover offer is tendered or a potential acquirer of the company purchases a specified percentage of the shares. If the company cannot fend off the takeover, the plan allows holders of the rights to buy additional shares or sell shares at favorable prices. This imposes significant costs on the potential acquirer, making the takeover less attractive.

     Shareholder rights plans may be intended to force hostile bidders to negotiate with a company's board of directors, and/or to give the board time to consider alternatives to the takeover bid. This can help the board to ensure that shareholders receive the best price for their stock and that they are treated equally in a change of control of the company. These are legitimate purposes for having a shareholder rights plan.

     Such plans, however, may stop the takeover attempt and cause the price of the company's stock to drop significantly. Like other takeover defenses, shareholder rights plans tend to elevate the interests of directors and the managers over the

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     interests of shareholders. Plans must be designed to protect shareholder value, rather than to protect the board and management.

     SC-R&M assesses shareholder rights plans on a case-by-case basis. SC-R&M supports plans when they ensure that shareholders will receive a fair price for their stock in a takeover, without protecting management or the board at the expense of the shareholders' interest.

     2.   Crown Jewels

     Under a crown jewels defense, a company sells its assets to a friendly third party. Crown jewel transactions usually occur on very short notice, giving shareholders little time to assess how the sale will affect the value of their shares or control of the company.

     SC-R&M generally votes in accordance with company guidance regarding crown jewels defenses so long as the company shows that shareholders' interests will be protected.

     3. Leveraged Buy-Outs and `Going Private' Transactions

     In a leveraged buyout, a group of buyers, often the company's management or a controlling shareholder, borrows in order to purchase a controlling interest in the company. A `going private' transaction is one in which the buyer will turn the company into a privately-held entity. In both kinds of transactions, shareholders may not be offered a fair price for their stock. The outstanding shares may be priced at less than true value, especially if no other potential buyer has had an opportunity to make a competing bid.

     SC-R&M votes against leveraged buyouts and `going private' transactions unless competing buyers have had an opportunity to bid on the company, and SC-R&M believes that the transaction gives shareholders the best value available.

     4. Lock-Up Agreements

     Under lock-up agreements, an arrangement is made by a small group of shareholders to sell their shares to another company or a third party that intends to make a takeover bid. No other bids for these shares are allowed, and the offer is not made to other shareholders. Prospective acquirers seek to `lock-in' a price for the company by purchasing a minimum number of shares at that price. No appraisal remedy or shareholder vote is required for lock-up agreements, because the sale of stock is private and voluntary.

     Lock-up agreements do not serve the interests of shareholders if they are prevented from getting the best price for their shares in the transaction.

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     SC-R&M votes against proposals to allow management to enter into lock-up agreements without entertaining competing bids for the company, or if the agreement triggers a poison pill.

     5.   Private and Targeted Share Placements

     Management and directors may protect a company from a takeover by placing a large black of shares in a safe place, such as their employee stock option plan or with an aligned firm or individual shareholder, so that those shares cannot be purchased. Private and targeted share placements do not benefit shareholders if they result in dilution or if the takeover would be in the best interests of shareholders.

     SC-R&M supports proposals to require companies to seek shareholder approval before making any targeted or private share placements that involve more than 19.9% of the existing shares.

     SC-R&M supports private or targeted share placements if they are negotiated at arms length and are based on the fair market value of the stock.

     6.   Greenmail

     A company pays `greenmail' when it buys the stock of a potential acquirer at a price above the market price of the shares. This transaction is conducted in exchange for the potential acquirer's agreement to end the takeover attempt.

     SC-R&M generally votes against the payment of greenmail.

     SC-R&M supports anti-greenmail proposals.

     7.   Opting Out of Takeover Laws

     Some states have laws that protect corporations from hostile takeovers. Such laws prohibit prospective buyers from making well-financed bids for a company and provide a benefit to shareholders. In most states, these takeover laws allow corporations to opt out of these protections.

     SC-R&M supports proposals to opt out of takeover protection laws.

     8.   Reincorporation

     Companies may reincorporate in a different jurisdiction for sound business reasons, but also as a takeover defence or as a way to limit directors' liability.

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     SC-R&M supports reincorporation proposals when management can demonstrate that there are prudent financial or business reasons for the move.

     SC-R&M votes against reincorporation as a takeover defense.

IV.  Corporate Social Responsibility Issues

A. SC-R&M Philosophy

SC-R&M believes that corporate social responsibility involves management of corporate activates to produce an overall positive impact on company stakeholders (employees, communities, suppliers, customers, future generations). SC-R&M believes that corporate social responsibility is consistent with long term profitability and that a company's management of social, environmental, and ethical issues is critical to long term business success.

Companies that ignore corporate social responsibility may be subject to heightened business risks, including litigation, fines, restrictive regulation, labor unrest, community opposition, restrictions on operation licenses, and damage to corporate and brand reputation.

However, SC-R&M believes that the directors should determine the importance of social responsibility.

SC-R&M supports proposals relating to corporate social responsibility that are in the best interests of the shareholders and the long term interests of the corporation.

B.   Environmental Issues

SC-R&M will consider proposals involving environmental matters on a case-by-case basis, paying particular attention to the environmental impact and long term effect on the corporation.

C.   Environmental Disclosure

For certain companies in the resource sector, operations or products run a high risk of inflicting environmental damage. SC-R&M believes companies should develop and maintain contingency plans for preventing, mitigating, and controlling damage to the environment and risks to human health, including plans for accidents or emergencies. These plans should be approved be relevant government authorities, such as disaster management, environmental safety, or public health agencies where applicable.

SC-R&M supports proposals to assess and disclose company risks and liabilities associated with potentially hazardous processes and operations, including

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independent verification of audits, environmental assessments, and environmental impact statements.


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